As filed with the Securities and Exchange Commission on March 6,
1997

                                    Registration No.333-____

--------------------------------------------------------------

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                         ----------------

                             FORM S-3

                      REGISTRATION STATEMENT
                               UNDER
                    THE SECURITIES ACT OF 1933
                         ----------------

                  RESOURCE MORTGAGE CAPITAL, INC.
      (Exact name of registrant as specified in its charter)

       VIRGINIA                                   52-1549373
   (State or other                                 (I.R.S.
     jurisdiction                                  Employer
 of incorporation or                             Identification
    organization)                                    No.)

                        10900 Nuckols Road
                    Glen Allen, Virginia 23060
                          (804) 217-5800
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Thomas H. Potts
                             President
                  Resource Mortgage Capital, Inc.
                        10900 Nuckols Road
                    Glen Allen, Virginia 23060
                          (804) 217-5800
   (Name and address, including zip code, and telephone number, including area code, of agent for service)

                             Copy to:
                     Elizabeth R. Hughes,
                             Esq.
                     Venable, Baetjer and
                          Howard, LLP
                     1800 Mercantile Bank
                          Trust Bldg.
                        2 Hopkins Plaza
                      Baltimore, Maryland
                             21201
                        (410) 244-7400
                         ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans,
please check the following Box:     |  |

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |X| 33-50705.
                         ----------------

              CALCULATION OF REGISTRATION FEE

---------------------=========-==========-----------===========--

                                  Proposed       Proposed         Amount of
                                  Maximum        Maximum        Registration
Title of Securities    Amount     Offering       Aggregate           Fee (3)
Being Registered (1)   Being      Per Share   Offering Price (2)
                       Registered



----------------------------------------------------------------
PRIMARY OFFERING:
   Common Stock
($.01 par value);
   Preferred Stock
($.01 par value);
   Debt Securities;
   Warrants to
Purchase Common
Stock;
   Warrants to
Purchase Preferred
Stock;
   Warrants to
Purchase Debt
Securities.......      (4)          (4)         $10,743,562        $3,256
====================-====================-----------===========--

  (1) This Registration Statement also covers contracts which may be issued by the Registrant under which the party purchasing such contracts may be required to purchase Debt Securities or shares of Preferred Stock. Such contracts would be issued together with the specific Securities to which they relate. In addition, any other Securities registered hereunder either may be sold separately or as units comprised of more than one type of Securities registered hereunder.

  (2) The maximum offering price of all Securities will not exceed $10,743,562 which represents approximately 20% of the $53,717,812 of unsold securities registered pursuant to the Registration Statement No. 33-50705 to which this registration statement relates.

  (3) Estimated solely for purposes of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

  (4) Not applicable pursuant to Form S-3 Instruction II.D. under the Securities Act of 1993.

                            -----------

-----------------------------------------------------------------

-----------------------------------------------------------------




INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Contents of Registration Statement No. 33-50705 are incorporated herein by reference.

                            SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, and the Commonwealth of Virginia, on March 6, 1997.

                               RESOURCE MORTGAGE CAPITAL, INC.


                               Thomas H. Potts, President
                               (Principal Executive Officer)



   Each person whose signature appears below does hereby make, constitute and appoint Thomas H. Potts and Lynn K. Geurin, and each of them, his/her true and lawful attorney with full power of substitution to execute, deliver and file with the Securities and Exchange Commission, for and on his/her behalf, and in his/her capacity or capacities as stated below, any amendment (including post-effective amendments) to the Registration Statement with all exhibits thereto, making such changes in the Registration Statement as the Registrant deems appropriate.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 6, 1997.

     Signature                      Capacity

/s/ Thomas H. Potts                 President and Director
Thomas H. Potts                     (Principal Executive Officer)

/s/ Lynn K. Geurin                  Executive Vice President,
Lynn K. Geurin                      (Principal Financial and
                                     Accounting Officer)

/s/ J. Sidney Davenport, IV         Director
J. Sidney Davenport, IV

/s/ Richard C. Leone                Director
Richard C. Leone

/s/ Paul S. Reid                    Director
Paul S. Reid

/s/ Donald B. Vaden                 Director
Donald B. Vaden

                           EXHIBIT INDEX





EXHIBIT

5.1    Legal Opinion of Venable, Baetjer and Howard, LLP.

8.1    Tax opinion of Venable, Baetjer and Howard, LLP.

23.1   Consent of KPMG Peat Marwick LLP.

23.2   Consent of Venable, Baetjer and Howard, LLP
        (contained in Exhibits 5.1 and 8.1).

                                                    Exhibit 5.1
VENABLE, BAETJER AND HOWARD, LLP.
Including professional corporations
1800 Mercantile Bank & Trust Building
Two Hopkins Plaza
Baltimore, Maryland  21201-2978
(410) 244-7400, Fax (410) 244-7742

March 6, 1997


Resource Mortgage Capital, Inc.
10900 Nuckols Road
Glen Allen, Virginia 23060

      Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

           We have acted as counsel to Resource Mortgage Capital, Inc., a Virginia corporation (the "Company"), in connection with its proposed public offering of up to 2,000,000 shares of its Common Stock , $0.01 par value (the "Common Stock"), pursuant to a Registration Statement on Form S-3 filed on this date.

           In that connection, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion including the Articles of Incorporation, as amended and the By-laws of the Company. We have assumed, without independent verification, the genuineness of signatures, the authenticity of documents and the conformity with originals of copies.

           Based on the foregoing, we are of the opinion that the shares of Common Stock being sold by the Company, when issued and sold in accordance with the terms of the Sales Agency Agreement in substantially the same form filed as
Exhibit 1.1 to Post-Effective Amendment No.1 to the Registration Statement No. 33-50705, will be validly issued, fully paid and non-assessable.

           We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm under "Legal Opinions" in the Prospectus.

           By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


           .....          Very truly yours,


           .....          VENABLE, BAETJER AND HOWARD, LLP

           .....                                    Exhibit 8.1
                                                    -----------

                                  March 5, 1997


Resource Mortgage Capital, Inc.
10900 Nuckols Road
Glen Allen, Virginia 23060

                         Re:  Tax Opinion

Ladies and Gentlemen:

          We have acted as counsel to Resource Mortgage Capital, Inc. ("RMC") in connection with the preparation of a registration statement (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to an offering of shares of RMC's common stock. You have requested our opinion regarding RMC's qualification as a real estate investment trust ("REIT") pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its 1996 taxable year. Unless otherwise stated, all section references herein are to the Code. In addition, you have requested our opinion with respect to whether RMC's organization and contemplated method of operations are such as to enable it to continue to qualify as a REIT for its 1997 taxable year and subsequent taxable years.

          RMC has a number of wholly-owned subsidiaries ("qualified REIT subsidiaries"), the income, liabilities, and assets of which are consolidated with those of RMC for federal income tax purposes. This letter refers to RMC, together with such subsidiaries, as "Consolidated RMC." In connection with the opinions rendered below, we have examined the following:

          1.   The Articles of Incorporation of RMC, as amended;

          2.   The bylaws of RMC as restated on June 22, 1992;

          3. Consolidated RMC's federal income tax returns for its taxable years 1994 and 1995; and

          4. The prospectus included in the registration statement with which this letter has been filed.

          In connection with the opinions rendered below, we have assumed that:

          1. Each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended;

          2. During Consolidated RMC's 1997 taxable year and subsequent taxable years, it will continue to conduct its affairs in a manner that will make the representations set forth below true for such years;

          3. Neither RMC nor any subsidiary of RMC will make any amendments to its organizational documents after the date of this opinion that would affect Consolidated RMC's qualification as a REIT for any taxable year; and

          4. No actions will be taken by Consolidated RMC or any subsidiary of RMC after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

          Furthermore, we have relied upon the correctness of the following representations of Consolidated RMC and its authorized representatives that, at all times relevant hereto:

          From the date RMC and Consolidated RMC were organized through the date hereof:
          1. Neither RMC nor any subsidiary thereof has ever been subject by law to the supervision or examination by state, or federal authorities having supervision over banking institutions.

          2. Neither RMC nor any subsidiary thereof has ever been a savings institution chartered or supervised as a savings and loan or similar association under federal or state law.

          3. Neither RMC nor any subsidiary thereof has ever been a small business investment company operating under the Small Business Investment Act of 1958.

          4. Neither RMC nor any subsidiary thereof was created by or pursuant to an act of a state legislature for purposes of promoting, maintaining, and assisting the economy and industry within a state on a regional or state-wide basis by making loans to be used in trades or businesses which would generally not be made by banks within such region or state in the ordinary course of business.

          5. Neither RMC nor any subsidiary thereof was an insurance company to which Subchapter L of the Code applies.

          6.   Beneficial ownership of the shares of RMC (the
"Shares") was held by 100 or more persons.

          7. RMC is a self-managed entity and its Shares, subject to certain excess share limitations, are transferable.

          8. At no time during the last half of any taxable year was more than 50% in value of the outstanding stock of RMC owned, directly or indirectly, by or for five or fewer individuals. For this purpose, the Shares are treated as owned indirectly by or for an individual if such individual would be treated as owning such Shares under section 544 as modified by section 856(h).

          9. Consolidated RMC's election to be treated as a REIT was properly made , has not been revoked, and RMC has not been notified that such election has been terminated.

          10. At the close of each quarter of each taxable year seventy-fivepercent (75%) or more of the value of Consolidated RMC's total assets consistedof cash and cash items (including receivables arising in the ordinary course ofConsolidated RMC's operations), government securities, and real estate assets(including interests in real property, interests in mortgages on real property,and interests in REMICs to the extent provided in section 856(c)(6)(E)), and shares or transferable certificates of beneficial interest in other qualifiedREITs) (the "75% test").

          11. With respect to any consumer installment loans on manufactured housing, which are assets of Consolidated RMC as described in paragraph 10 immediately above, that the associated manufactured housing units are secured to a site and are inherently permanent structures.

          12. Not more than five percent (5%) of the value of Consolidated RMC's total assets consisted of securities of any one issuer unless such securities are treated as real estate assets under the 75% test.

          13. The only stock that has ever been held by Consolidated RMC in Dynex Holding, Inc., SMFC Holding,Inc., and Saxon Holding, Inc. (the "non-REIT subsidiaries"), is nonvoting preferred stock and Consolidated RMC does not have any agreement with the holders of the voting stock of the non-REIT subsidiaries or the directors of the non-REIT subsidiaries as to (i) who will be elected as a director of a non REIT subsidiary; (ii) who can own the voting stock of a non-REIT subsidiary; or (iii)who can or will serve as an officer of a non-REIT subsidiary. In addition, Consolidated RMC does not own, and has not owned, more than ten percent (10%) of the outstanding voting securities of any other corporation (or entity treated as a corporation for federal income tax purposes) at any point in time since the formation of RMC, excluding for purposes of this representation such securities treated as real estate assets under the 75% test.


          14. Consolidated RMC did not receive or accrue any rents (other than an inmaterial amount received from sublease tenants)from either real or personal property.

          15. Consolidated RMC did not receive or accrue as income, directly or indirectly, any interest or other amount determined in whole or in part with reference to the income or profits derived by any person (excluding interest (A) based solely on a fixed percentage or percentages of receipts or sales or (B) to the extent described in section 856(f)(2)).

          16. Consolidated RMC did not own any mortgage whose terms entitled it to receive a specified portion of any gain realized on the sale or exchange of the real property securing the mortgage or any gain that would be realized if such property were sold on a specified date (i.e. shared appreciation mortgages).

          17. At least seventy-five percent (75%) of Consolidated RMC's gross income (excluding gross income from prohibited transactions) for any taxable year was derived from:

               (a) interest on obligations secured by mortgages (including consumer installment loans on manufactured housing) on real property or on interests in real property,

               (b) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which was not held as inventory or primarily for sale to customers in the ordinary course of its trade or business,

               (c) dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other REITs,

               (d)  abatements and refunds of taxes on real property,

               (e)  income and gain derived from foreclosure property,

               (f) amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property, or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property),

               (g) gain from the sale or other disposition of real estate assets which is not a prohibited transaction solely by reason of section 857(b)(6), and

               (h) income which was attributable to stock or debt instruments acquired through the temporary investment of new capital and received or accrued during the one year period beginning on the date on which Consolidated RMC received such capital.

          18. At least ninety-five percent (95%) of Consolidated RMC's gross income (excluding gross income from prohibited transactions) for any taxable year was derived from:

               (a) sources which satisfy the seventy-five percent (75%) income test described in paragraph 17 above,

               (b)  dividends,

               (c)  interest,

               (d) payments with respect to bona fide  interest rate swap,  cap, or floor agreements entered into to hedge any variable interest rate indebtedness incurred or to be incurred to acquire or carry real estate assets ("interest rate agreements"), and

               (e) gain from the sale or other disposition of stocks and securities (including interest rate agreements).

          19. Less than thirty percent (30%) of Consolidated RMC's gross income for any taxable year was derived from the sale or other disposition of:

               (a) stock or securities (including interest rate agreements) held for less than one year,

               (b) property in a transaction which is a prohibited transaction, and

               (c) real property (including interests in real property and interests in mortgages on real property) held for less than four years other than (i) property compulsorily or involuntarily converted within the meaning of section 1033, and (ii) property which is foreclosure property.

          20. For each taxable year, the deduction for dividends paid during the taxable year (determined without regard to capital gains dividends) equaled or exceeded (i) the sum of ninety-five percent (95%) of Consolidated RMC's real estate investment trust taxable income for the taxable year (determined without regard to the deduction for dividends paid and excluding any net capital gains), and ninety-five percent (95%) of the excess of the net income from foreclosure property over the tax imposed on such income by section 857(b)(4)(A), minus (ii) any excess noncash income as determined under section 857(e).

          21. All distributions paid by Consolidated RMC with respect to its Shares were pro rata with no preference to any share of stock as compared to any other shares of the same class and with no preference (other than as required under the Amended Articles of Incorporation of RMC between its common and preferred stock) to one class of stock as compared to another class.

          22. As of the close of any taxable year, Consolidated RMC had no earnings and profits accumulated in any non-REIT year.

          23. During its taxable year 1996, RMC has had at least 2000 shareholders of record of its Shares on any dividend record date. In prior taxable years, RMC had at least 201 shareholders of record of its Shares in any dividend record date.

          24. Promptly after the end of each taxable year, RMC demanded written statements from shareholders of record who on any dividend record date owned 5% (or 1%, as the case may be), or more of the Shares disclosing (i) the actual owners of the Shares (those persons required to include RMC's dividends in gross income), (ii) and the maximum number of Shares (including the number and face value of securities convertible into Shares) that were considered owned, directly or indirectly
(within the meaning of section 544 as modified by section 856(h)) by each of the actual owners of the Shares.

          25. RMC maintained the information received with respect to such written demands in its filing district available for inspection by the Internal Revenue Service at any time.

          26. RMC maintained sufficient records to show that it complied with the 75% test described at paragraph 10 above for all taxable years in its filingdistrict available for inspection by the Internal Revenue Service at any time.

          27. RMC and the plan administrator under RMC's Dividend Reinvestment and Stock Purchase Plan (the "Plan") have administered the Plan in accordance with the terms of the prospectus describing the Plan.

          28. RMC has owned all the stock of each qualified REIT subsidiary at all times during the period of such corporation's existence.

          29. During its 1997 taxable year and subsequent taxable years, Consolidated RMC expects to continue to satisfy all of the representations described in paragraphs 1 through 27 above.

          As used herein, the term "prohibited transaction" means the sale or other disposition of property held as inventory or primarily for sale to customers in the ordinary course of Consolidated RMC's trade or business. The term "foreclosure property" means any real property (including interests in real property) and any personal property incident to such real property, acquired by Consolidated RMC as the result of its having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of such property or on an indebtedness which such property secured. Such term does not include property acquired by Consolidated RMC as a result of indebtedness arising from the sale or other disposition of property held as inventory or for sale in the ordinary course of Consolidated RMC's trade or business which was not originally acquired as foreclosure property.

          Based solely on the documents, assumptions, and representations set forth above, and without further investigation, we are of the opinion that Consolidated RMC qualified as a REIT in its 1996 taxable year and that its organization and contemplated method of operation are such that it will continue to so qualify for its 1997 taxable year and subsequent taxable years. Except as described herein we have performed no further due diligence and have made no efforts to verify the accuracy or genuineness of the documents, assumptions, and representations set forth above.

          The foregoing opinion is based on current provisions of the Code and Treasury Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not yet issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent Consolidated RMC from qualifying as a REIT or that the Internal Revenue Service will not disagree with this opinion.

          The foregoing opinion is limited to federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or any issues arising under the tax laws of any state or locality. We undertake no obligation to update this opinion after the date of this letter. This opinion letter is solely for the information and use of the addressee and may not be relied upon, quoted, or otherwise used for any purpose by any other person without our express written consent.

          We consent to the references to this firm in the prospectus filed with the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement in which the prospectus is included. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                              VENABLE, BAETJER, AND HOWARD, LLP

                                                   Exhibit 23.1


                         Consent of Independent Auditors



The Board of Directors
Resource Mortgage Capital, Inc.:


We consent to the use of our reports incorporated by reference in the registration statement on Form S-3 filed pursuant to Rule 462(b) of Resource Mortgage Capital, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.


                                   KPMG PEAT MARWICK LLP


Richmond, Virginia
March 6, 1997